Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Super League Enterprise, Inc. and Subsidiaries (the “Company”) on Form S-8 (File Nos. 333-238143, 333-258996 and 333-269875), and on Form S-3 (File Nos. 333-258946, 333-259347, 333-273282, 333-237626, 333-271424, and 333-273282) of our report dated April 12, 2024, relating to the consolidated financial statements of Super League Enterprise, Inc. as of December 31, 2023 and for the year then ended, which expresses an unqualified opinion and includes an explanatory paragraph relating to the conditions and events that raise substantial doubt regarding the Company's ability to continue as a going concern, which appears in this Form 10-K.

Whippany, New Jersey

April 12, 2024